DSI Realty Income Fund XI
A California Limited Partnership
6700 E. Pacific Coast Hwy, #150,
Long Beach, CA 90803 - (800) 732-1733

WRITTEN CONSENT CARD

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The following Proposals are made by, and these written consents are solicited by DSI REALTY INCOME FUND XI, a California limited partnership (the "Fund") for the purpose of obtaining the consent of limited partners of record (the “Limited Partners”) holding a majority of the units of limited partnership interests in the Fund (“Units”) in accordance with the provisions of the Fund’s Limited Partnership Agreement.

The undersigned, a Limited Partner of the Fund, does hereby vote or abstain with respect to the Proposals set forth below.

ALL OF THE FOLLOWING PROPOSALS MUST BE APPROVED IN ORDER FOR

ANY SINGLE PROPOSAL TO BE ACTED UPON:

1.	PROPOSAL TO ACCEPT OR REJECT THE PURCHASE AND SALE AGREEMENT.
Approval of the Purchase and Sale Agreement, dated as of July 7, 2014, as amended (the “Agreement”), by and among the Fund and Strategic Storage Opportunities, LLC for the sale of up to all of the Properties of the Fund, on the terms and subject to the conditions contained in the Agreement, and the distribution to Limited Partners of the net proceeds from the sale.

FOR ❑ AGAINST ❑ ABSTAIN ❑

2.	PROPOSAL TO APPROVE DISSOLUTION OF THE FUND. Approval to dissolve the Fund following the sale of all of the Properties.

FOR ❑ AGAINST ❑ ABSTAIN ❑

Your vote is very important. Please complete, sign and date this Written Consent Card as soon as possible and return it in the postage-prepaid envelope provided, or vote your Units by fax to (562) 493-9352. Completing and submitting a Written Consent Card now will not prevent you from being able to change your vote prior to the December 22, 2014 solicitation deadline. However, if you do not submit a Written Consent Card by that deadline, the effect will be the same as a vote against acceptance of the Agreement and the other proposals set forth above.

Please sign exactly as your name appears in the registration above. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or other entity, please sign in full entity name by a duly authorized representative. If shares are held jointly, each holder should sign.

Signature: ______________________ Date: ________ Add'l Signature (if any):_______________________ Date: _________

Printed Name: ________________________________ Printed Name: ____________________________________________

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